Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS SECOND QUARTER 2005 RESULTS
Sales up 12.8%
Net Income up 42.5%
Announces Share Repurchase Program

NEW YORK-- August 9, 2005 --The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the second quarter ended July 2, 2005:

•	Net revenues increased 12.8% to $374.7 million compared to $332.1 million for the second quarter of fiscal 2004.

•	Operating income rose 21.7% to $15.6 million from $12.8 million in the prior year quarter.

•	Net income rose 42.5% to $6.3 million, or $0.14 per diluted share, as compared to $4.4 million, or $0.10 per diluted share, for the second quarter of fiscal 2004.

•	Net income for the second quarter of fiscal 2005 reflects a pre-tax charge of $1.5 million ($0.9 million after-tax) primarily related to a reserve for a non-trade receivable.

"Our solid second quarter results reflect the continued success of our diversified portfolio of leading brands, the breadth of our channels of distribution and our continued global expansion," said Joe Gromek, Warnaco's President and Chief Executive Officer. "During the quarter we advanced several of our key initiatives for the year and delivered substantial increases in both net revenues and net income, led by strong results from Chaps® and Calvin Klein® jeans. We also saw market share growth in several of our brands, in each of our three operating groups. We are pleased with our overall performance in the quarter, especially given the challenging swimwear season which negatively affected the Swimwear Group's results."

Second Quarter Highlights

Net revenues increased to $374.7 million for the second quarter of fiscal 2005, compared to $332.1 million for the second quarter of fiscal 2004. Strength in the Company's Sportswear Group and Intimate Apparel Group revenues more than offset a slight decline in revenues in the Swimwear Group. The Sportswear Group continued its strong performance from the first quarter, achieving revenue growth over the prior year quarter of over 30%, led by Chaps with growth in excess of 55% and continued positive momentum in Calvin Klein jeans. The Intimate Apparel Group delivered an 11.7% increase in net revenues over the prior year quarter, reflecting favorable consumer response to the Group's latest product offerings. Swimwear Group revenues declined slightly compared to the prior year quarter, primarily due to unfavorable weather conditions which resulted in a decline in shipments. The increase in net revenues for the second quarter of fiscal 2005 includes approximately $4.1 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2004.

Gross profit rose 9.2% to $113.0 million, or 30.2% of net revenues, for the second quarter of fiscal 2005, compared to $103.4 million, or 31.1% of net revenues, for the second quarter of fiscal 2004. Gross profit as a percentage of net revenues was primarily affected by a shift in product mix and expenses related to design and associated costs for the Company's new launches, including Op®, Calvin Klein swimwear, Michael Kors® and Axcelerate engineered by Speedo®. The increase in gross profit for the second quarter of fiscal 2005 includes approximately $1.6 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2004.

As a result of the Company's continued focus on controlling costs, selling, general and administrative ("SG&A") expenses as a percentage of net revenues improved 110 basis points, notwithstanding the Company's continued support of its brands, including an additional $1.7 million investment in marketing over the prior year quarter. SG&A expenses also include approximately $1.2 million related to a $1.5 million pre-tax charge for a non-trade receivable (with the balance of $0.3 million recorded in restructuring items). SG&A expense in the period was also unfavorably affected by approximately $1.0 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2004.

Operating income for the second quarter of fiscal 2005 improved 21.7% to $15.6 million from the prior year period. Operating margin for the second quarter of fiscal 2005 increased 30 basis points to 4.2%.

Net income increased to $6.3 million for the second quarter of fiscal 2005 compared to $4.4 million for the second quarter of fiscal 2004. Higher revenues, better cost management and a lower tax rate contributed to the improvement in the current quarter.

Mr. Gromek continued, "For the balance of 2005, we are focused on improving gross margins and continuing to enhance the profitability of the Company. We are excited by the reception of our recently launched Op, Michael Kors and Calvin Klein swimwear collections, which were presented at the Miami market in July. Additionally, we believe the momentum in Warner's demonstrates that this brand is on the right track."

Mr. Gromek concluded, "I would also like to announce that our Board of Directors recently authorized a share repurchase program of up to three million shares of common stock." The Company notes that, in order to comply with the terms of applicable debt instruments (which contain certain limitations on repurchases), the Company expects that purchases under the share repurchase program will be made over the course of the next three years.

Financial data as of and for the three- and six-month periods ended July 2, 2005 and July 3, 2004 can be found on Schedules 1, 1.1, 2 and 3 to this release.

The Company noted the following balance sheet highlights as of July 2, 2005:

Cash and cash equivalents were $153.9 million compared to $162.7 million at July 3, 2004, notwithstanding the $40.0 million in cash used for the acquisition of Op in August 2004 and greater working capital needs.

Inventories increased 21.5% to $277.3 million at July 2, 2005 from $228.3 million at July 3, 2004. On a percentage basis, the majority of the increase reflects inventory to support the planned expansion of Chaps to the mid-tier channel, growth in the Company's international businesses and increases in Swimwear Group inventory due to a challenging swimwear season.

Commenting on the results, Larry Rutkowski, Warnaco's Chief Financial Officer stated, "We are pleased with the Company's performance in the second quarter. We continued to enhance shareholder value with a meaningful increase in earnings and a strong balance sheet at quarter-end. Inventories were up year-over-year; however, we expect inventories for the remainder of the year to be in line with prior year levels. We continue to drive toward our three year goals, on balance and over time, of: (i) no less than high single-digit sales growth; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive SG&A expense; and (iv) annual double-digit growth in operating margin percentage."

Stockholders and other persons are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 9, 2005 at 4:30 p.m. Eastern Daylight Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 4:30 pm. start time. The call will also be broadcast live over the Internet at www.warnaco.com. An online archive will be available immediately following the call.

This press release was furnished to the Securities and Exchange Commission (www.sec.gov) and may be accessed through the Company's Internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz(tm), Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors' swimwear.

FORWARD-LOOKING STATEMENTS

This press release, as well as certain other written, electronic and oral disclosure made by the Company from time to time, contains "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the heading "Statement Regarding Forward-Looking Disclosure," as it may be modified or supplemented from time to time, in such reports), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company's dependence on a limited number of customers; the Company's dependence on the reputation of its brand names; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; and the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares.

In addition, the Company encourages investors to read the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" contained in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, as such discussion may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Second Quarter of
	Fiscal 2005	Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$374,679	$332,077
Cost of goods sold	261,708	228,645
Gross profit	112,971	103,432
Selling, general and administrative expenses (a)	96,482	89,169
Pension expense	200	329
Restructuring items (a)	721	1,140
Operating income	15,568	12,794
Other (income) loss	882	(495)
Interest expense, net	4,524	4,985
Income from continuing operations before provision for income taxes	10,162	8,304
Provision for income taxes	3,581	3,874
Income from continuing operations	6,581	4,430
Income (loss) from discontinued operations, net of taxes	(253)	12
Net income	$6,328	$4,442
Basic and diluted income per common share:
Income from continuing operations	$0.14	$0.10
Income (loss) from discontinued operations	—	—
Net income	$0.14	$0.10
Weighted average number of shares outstanding used in computing income per common share:
Basic	45,817,470	45,370,712
Diluted	46,408,883	46,623,704

(a)	The Second Quarter of Fiscal 2005 includes a pretax charge of $1,528 of which $1,230 relates to the reserving of a non-trade receivable and is recorded in selling, general and administrative expenses. The remaining balance of $298 relates to assets sold in prior periods and is recorded in restructuring items.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	First Half of
	Fiscal 2005	Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$814,220	$725,330
Cost of goods sold	544,241	480,401
Gross profit	269,979	244,929
Selling, general and administrative expenses (a)	200,367	184,840
Pension expense	400	660
Restructuring items (a)	727	3,463
Operating income	68,485	55,966
Other (income) loss	791	(1,961)
Interest expense, net	9,558	10,150
Income from continuing operations before provision for income taxes	58,136	47,777
Provision for income taxes	22,329	19,645
Income from continuing operations	35,807	28,132
Loss from discontinued operations, net of taxes	(128)	(3,466)
Net income	$35,679	$24,666
Basic income per common share:
Income from continuing operations	$0.78	$0.62
Loss from discontinued operations	—	(0.08)
Net income	$0.78	$0.54
Diluted income per common share:
Income from continuing operations	$0.77	$0.61
Loss from discontinued operations	—	(0.08)
Net income	$0.77	$0.53
Weighted average number of shares outstanding used in computing income per common share:
Basic	45,752,718	45,294,544
Diluted	46,277,498	46,277,772

(a)	The First Half of Fiscal 2005 includes a pretax charge of $1,528 of which $1,230 relates to the reserving of a non-trade receivable and is recorded in selling, general and administrative expenses. The remaining balance of $298 relates to assets sold in prior periods and is recorded in restructuring items.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 2, 2005	January 1, 2005	July 3, 2004
	(Unaudited)		(As Restated)(a)
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$153,896	$65,588	$162,690
Accounts receivable	204,228	219,805	205,292
Inventories	277,285	335,651	228,314
Assets of discontinued operations	—	2,618	5,909
Other current assets	48,365	45,411	64,850
Total current assets	683,774	669,073	667,055
Property, plant and equipment, net	105,998	106,937	99,001
Intangible and other assets	369,475	377,894	344,098
TOTAL ASSETS	$1,159,247	$1,153,904	$1,110,154
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$203,971	$233,398	$224,448
Current liabilities of discontinued operations	—	1,450	2,908
Total current liabilities	203,971	234,848	227,356
Long-term debt:
Senior Notes due 2013	210,000	210,000	210,000
Other	575	799	913
Other long-term liabilities	137,037	131,308	127,377
Total stockholders' equity	607,664	576,949	544,508
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,159,247	$1,153,904	$1,110,154

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, the Company restated its consolidated balance sheet at January 3, 2004 as a result of a change in its accounting treatment for operating leases. See Note 23 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2005. The consolidated condensed balance sheet as of July 3, 2004 has been restated accordingly.

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter-to-Date				Year-to-Date
	For the Second Quarter of Fiscal 2005	For the Second Quarter of Fiscal 2004	Increase	% Change	For the First Half Fiscal 2005	For the First Half Fiscal 2004	Increase	% Change
Net revenues:
Intimate Apparel Group	$143,328	$128,367	$14,961	11.7%	$295,103	$269,549	$25,554	9.5%
Sportswear Group	120,073	91,564	28,509	31.1%	250,436	188,367	62,069	33.0%
Swimwear Group	111,278	112,146	(868)	-0.8%	268,681	267,414	1,267	0.5%
Net revenues	$374,679	$332,077	$42,602	12.8%	$814,220	$725,330	$88,890	12.3%
	Quarter-to-Date				Year-to-Date
	For the Second Quarter of Fiscal 2005	% of Total Net Revenues	For the Second Quarter of Fiscal 2004	% of Total Net Revenues	For the First Half Fiscal 2005	% of Total Net Revenues	For the First Half Fiscal 2004	% of Total Net Revenues
Operating income:
Intimate Apparel Group	$11,224		$8,284		$26,274		$21,483
Sportswear Group	16,753		8,171		36,169		20,508
Swimwear Group	5,804		15,171		43,865		52,071
Group operating income	33,781	9.0%	31,626	9.5%	106,308	13.1%	94,062	13.0%
Unallocated corporate expenses	(17,492)	−4.7%	(17,692)	−5.3%	(37,096)	−4.6%	(34,633)	−4.8%
Restructuring items	(721)	−0.2%	(1,140)	−0.3%	(727)	−0.1%	(3,463)	−0.5%
Operating income	$15,568	4.2%	$12,794	3.9%	$68,485	8.4%	$55,966	7.7%